EXHIBIT 99

For Immediate Release
For Further Information Contact:
Andrew Fisher at (301) 608-9292
Email: Afisher@unither.com

UNITED THERAPEUTICS ANNOUNCES BIOEQUIVALENCE OF SUBCUTANEOUSLY AND
INTRAVENOUSLY DELIVERED REMODULIN® AND FOURTH QUARTER REMODULIN
PATIENT RESULTS

Supplemental New Drug Application (sNDA) Filing is on Track

Silver Spring, MD and Research Triangle Park, NC, January 26, 2004: United Therapeutics Corporation (NASDAQ:UTHR) announced today that a recently completed study in normal volunteers established the bioequivalence of Remodulin when delivered intravenously as compared to subcutaneous delivery.

“We are pleased that Remodulin meets the criteria for bioequivalence. Establishing equivalent steady state pharmacokinetics for the two routes of administration was essential in order to move the sNDA forward for intravenous use of Remodulin for the treatment of pulmonary arterial hypertension,” said Michael Wade, Ph.D., Vice President, Development and Medical Affairs.

Remodulin is currently approved by the FDA as a subcutaneous therapy for the treatment of pulmonary arterial hypertension in patients with NYHA Class II-IV symptoms to diminish symptoms associated with exercise. Based on the bioequivalence data, preclinical toxicology studies that confirm the comparable safety of chronic intravenous infusion of Remodulin to the subcutaneous infusion, and discussions with the FDA regarding the suitability of this approach for approval of intravenous use, United Therapeutics expects to file the sNDA within thirty days.

“We look to approval of the intravenous sNDA as an additional way to grow Remodulin revenues in 2005,” said Fred T. Hadeed, Chief Financial Officer & Executive Vice President, Business Development. “We remain excited about subcutaneous Remodulin and reaffirm our 2004 guidance, notwithstanding approximately no net patient growth in the fourth quarter of 2003 due to higher patient discontinuations and the year-end holiday slow down in new patient starts.”

United Therapeutics will host a half-hour teleconference on Monday, January 26, 2004 at 9:00 a.m. Eastern Time. The teleconference is accessible by dialing 1-800-915-4836, with international callers dialing 973-317-5319. A rebroadcast of the teleconference will be available for one week following the teleconference by dialing 1-800-428-6051, with international callers dialing 973-709-2089, and using access code 333773.

United Therapeutics is a biotechnology company focused on combating chronic and life-threatening cardiovascular, infectious and oncological diseases with unique therapeutic products.

In addition to historical information, this press release contains forward-looking statements about expectations regarding establishing the bioequivalence of subcutaneously and intravenously delivered Remodulin, the results of preclinical toxicology studies of Remodulin delivered intravenously, the timing or outcome of the filing of the sNDA, 2004 revenue guidance, and 2004 net patient growth guidance, which statements are based on United Therapeutics’ beliefs and expectations as to future outcomes. These expectations are subject to risks and uncertainties such as those described in United Therapeutics’ periodic reports filed with the Securities and Exchange Commission which may cause actual results to differ materially from anticipated results. Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in United Therapeutics’ periodic reports and documents filed with the Securities and Exchange Commission, including the company’s most recent Form 10-K and Form 10-Q. United Therapeutics is providing this information as of January 26, 2004 and undertakes no obligation to publicly update or revise the information contained in this press release whether as a result of new information, future events or any other reason.